Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports First Quarter Operating Results

Minneapolis, MN—May 7, 2012—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported operating results for the first quarter ended March 31, 2012. The company reported a consolidated net loss of $66,000 or $0.01 per diluted share versus a consolidated net income of $674,000 or $0.12 per diluted share in the first quarter of 2011. The first quarter near-breakeven results were expected and in line with ARCA’s projections based on continuing investments in infrastructure to support the company’s growing business opportunities with energy efficiency programs, regional recycling centers and retail stores.

Company highlights during the first quarter included:

•      Opened its 11th and 12th recycling centers in Nova Scotia, Canada, and Louisville, Kentucky.

•      Signed a new multi-year recycling contract for a utility in Kentucky.

•      Extended contracts with Xcel Energy to provide refrigerator and freezer recycling services in Colorado, Minnesota and New Mexico through December 31, 2014, and with Central Hudson Gas & Electric in New York to provide turnkey appliance recycling services and air conditioner recycling rebates through March 31, 2013.

•      Achieved a milestone with long-standing client San Diego Gas & Electric in California by recycling the 150,000th appliance for the utility’s program.

•      Received, on behalf of ARCA Advanced Processing, LLC (AAP), the Pennsylvania 2012 Governor’s Award for Environmental Excellence for the installation of the first UNTHA Recycling Technology plant in the United States.

•      Announced the company will open a retail store in Eden Prairie, Minnesota, during the second quarter of 2012, the 9th ApplianceSmart in Minnesota and 21st nationally.

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“The investments we made in growing our energy efficiency programs, recycling centers and retail operations, combined with lower recycling volumes in several of our larger utility programs, led us to a near-breakeven first quarter,” said Edward R. (Jack) Cameron, president and chief executive officer of ARCA, Inc. “Opening two new recycling centers, enhancing the technology at our national call center to support utility-sponsored energy efficiency programs and preparing for the opening of our 21st ApplianceSmart store have required resources that we believe are a wise investment in ARCA’s future.”

“We are pleased with the financial performance of ApplianceSmart during the first quarter,” said Brad Bremer, president of ApplianceSmart, Inc. “Compared to an 8.7% decline in the retail appliance industry during the quarter, ApplianceSmart generated a profit, with flat same-store sales compared to the first quarter last year.”

First Quarter Financial Overview

Total revenues for the first quarter of 2012 decreased 1.7% to $29.4 million from $29.9 million in the first quarter of 2011.

Retail revenues in the first quarter of 2012 increased 2.8% to $19.8 million compared to $19.2 million in the first quarter of 2011. The increase was primarily related to revenues contributed from its St. Cloud, Minnesota, store that was not operating in the first quarter of 2011. Comparable store revenues from ApplianceSmart stores operating during the first quarters of 2012 and 2011 were flat, while the industry was down 8.7%.

Recycling revenues, which are comprised of appliance recycling fees and appliance replacement program revenues primarily from utility customers, decreased 8.2% to $5.3 million in the first quarter of 2012 compared to revenues of $5.7 million in the first quarter of 2011. The decrease was attributed to lower volumes in the company’s California, Canada and Illinois utility programs. Energy efficiency programs typically generate lower recycling volumes in the first and fourth quarters as utilities direct their advertising efforts to spring and summer months.

Byproduct revenues of $4.4 million decreased 11.2% or $0.6 million in the first quarter of 2012 compared to $5.0 million in the first quarter of 2011. The decrease in byproduct revenues was primarily the result of lower carbon offset revenues, which generated $0.4 million in the first quarter of

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2011, and reduced generation of byproduct materials due to lower recycling volumes. The Company continues to reclaim and inventory refrigerants and expects to generate carbon offset revenues in the future although the frequency of these transactions will vary based on volume levels and market conditions.

Overall gross profit as a percentage of total revenues declined to 25.9% for the first quarter of 2012 compared to 30.0% for the first quarter of 2011. The decline in overall gross profit percentage was primarily the result of lower utility program margins attributed to the following three factors: (1) lower level of carbon offset revenues, (2) higher transportation costs per unit and (3) lower profit margins in replacement programs due to a combination of price compression and cost increases.

Selling expenses decreased $0.2 million to $4.7 million in the first quarter of 2012 compared to $4.9 million for the first quarter of 2011. The decrease in selling expenses was due primarily to a reduction in advertising expense partially offset by an increase in retail store expenses from the new store in St. Cloud, Minnesota.

General and administrative expenses for the first quarter of 2012 increased $0.2 million to $2.8 million compared to general and administrative expenses of $2.6 million for the first quarter of 2011. The company incurred start-up costs related to opening new recycling centers in Nova Scotia, Canada, and Louisville, Kentucky, during the first quarter of 2012 and expects to begin receiving recycling volumes during the second or third quarter. Also, the company incurred additional call center expenses related to implementing new programs and technology. The company expects to begin realizing costs savings related to efficiencies in call center operations during the second or third quarter of 2012.

Liquidity

Cash and cash equivalents as of March 31, 2012 were $4.0 million compared to $4.4 million as of December 31, 2011. As of March 31, 2012, the Company had $5.2 million of available borrowings under its revolving line of credit compared to $3.5 million as of December 31, 2011. Working capital of $11.2 million decreased $0.2 million as of March 31, 2012 compared to $11.4 million as of December 31, 2011.

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Conference Call Information

In conjunction with this release, Appliance Recycling Centers of America, Inc. will host a conference call tomorrow, May 8, 2012, at 10:00 a.m. CDT. To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: 1-800-354-6885. A replay of the conference call will be available on the company’s website, www.ARCAInc.com, approximately 24-48 hours after the completion of the call.

About ARCA

ARCA (www.ARCAInc.com), one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities, currently provides services for approximately 200 utilities in the U.S. and Canada. Toxic chemicals and environmentally harmful materials such as ozone-depleting refrigerants, PCBs, mercury and oil are carefully recovered in the decommissioning process for destruction or disposal, preventing them from contaminating soil, air and water resources. The Company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap.

Through ApplianceSmart, Inc. (www.ApplianceSmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Bosch, Electrolux, General Electric, and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and discontinued models, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart, Inc. sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of May 2012, ApplianceSmart, Inc. was operating 20 stores: six in the Minneapolis/St. Paul market; one in the Rochester, Minn., market; one in the St. Cloud, Minn. Market; four in the Columbus, Ohio, market; six in the Atlanta market; and two in San Antonio, Texas. The company plans to open its 21st store in Eden Prairie, Minnesota, in the second quarter of 2012.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31, 2012	April 2, 2011
Revenues:
Retail	$19,756	$19,219
Recycling	5,265	5,738
Byproduct	4,411	4,969
Total revenues	29,432	29,926

Costs of revenues	21,820	20,937
Gross profit	7,612	8,989
Selling, general and administrative expenses	7,528	7,461
Operating income	84	1,528

Other income (expense):
Interest expense, net	(254)	(318)
Other income, net	16	(29)
Income (loss) before income taxes and noncontrolling interest	(154)	1,181
Provision for (benefit of) income taxes	(77)	444
Net income (loss)	(77)	737
Net loss (income) attributable to noncontrolling interest	11	(63)
Net income (loss) attributable to controlling interest	$(66)	$674

Income (loss) per common share:
Basic	$(0.01)	$0.12
Diluted	$(0.01)	$0.12

Weighted average common shares outstanding:
Basic	5,537	5,493
Diluted	5,537	5,769

Net income (loss)	$(77)	$737
Other comprehensive income, net of tax:
Effect of foreign currency translation adjustments	60	68
Total other comprehensive income, net of tax	60	68
Comprehensive income (loss)	(17)	805
Comprehensive (income) loss attributable to noncontrolling interest	11	(63)
Comprehensive income (loss) attributable to controlling interest	$(6)	$742

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,036	$4,401
Accounts receivable, net of allowance of $19 and $18, respectively	6,144	7,445
Inventories, net of reserves of $54 and $85, respectively	20,263	18,456
Other current assets	1,651	1,420
Deferred income taxes	173	173
Total current assets	32,267	31,895
Property and equipment, net	12,604	12,535
Goodwill	1,120	1,120
Other assets	1,199	1,232
Deferred income taxes	28	27
Total assets (a)	$47,218	$46,809

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,985	$4,323
Accrued expenses	5,203	4,453
Line of credit	8,960	10,685
Current maturities of long-term obligations	968	989
Total current liabilities	21,116	20,450

Long-term obligations, less current maturities	7,015	7,251
Deferred gain, net of current portion	731	853
Deferred income tax liabilities	875	875
Total liabilities (a)	29,737	29,429

Commitments and contingencies	—	—

Shareholders’ equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,554 and 5,527, respectively	20,456	20,338
Accumulated deficit	(4,863)	(4,797)
Accumulated other comprehensive loss	(301)	(361)
Total shareholders’ equity	15,292	15,180
Noncontrolling interest	2,189	2,200
	17,481	17,380
Total liabilities and shareholders’ equity	$47,218	$46,809

(a) Assets of ARCA Advanced Processing, LLC (AAP), the consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $11,231 and $11,771 as of March 31, 2012 and December 31, 2011, respectively. Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $1,947 and $2,186 as of March 31, 2012 and December 31, 2011, respectively.

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